SUBLEASE


     THIS SUBLEASE, dated as of April 30, 1997, is entered into by and between ODYSSEY SPORTS, INC., a California corporation
("Sublessor") and MCHENRY METALS, an Illinois corporation
("Sublessee").

                            RECITALS

     A. Sublessor currently leases certain premises (the "Premises") consisting of approximately 5,799 rentable square feet of space (reduced from 8206 square feet), as shown on Exhibit A attached hereto, located in that certain building located at 1945 Camino Via Roble, Carlsbad, California (the "Building"). Sublessor leases the Premises from Pacific Ridge Commerce Centre Associates ("Master Lessor") pursuant to that certain Standard Industrial Lease (Multi-Tenant) dated September 15, 1993 (the "Master Lease"). An accurate and complete copy of the Master Lease is attached hereto as Exhibit B. Except as otherwise expressly provided herein, any capitalized terms herein without definition shall have the same meaning as they have in the Master Lease.

     B. Sublessor desires to sublease to Sublessee, and Sublessee desires to Sublease from Sublessor, the Premises, pursuant to the terms and provisions hereof.

     Now, THEREFORE, in consideration of the covenants and conditions contained herein, Sublessor and Sublessee agree as follows:

                            AGREEMENT

     1.   Subleased Premises.  Sublessor hereby leases to
Sublessee, and Sublessee hereby leases from Sublessor, the Premises, subject to the following terms and conditions set forth herein.

     2. Term. The initial term of this Sublease shall commence on May 1, 1997 (the "Commencement Date") and shall expire, unless sooner terminated or extended pursuant to the further provisions hereof, at 11:59 p.m. on October 31, 1998, or such earlier date as the Master Lease may be terminated pursuant to the terms thereof.

     3. Rent. Notwithstanding anything to the contrary contained in the Master Lease relating to Rent, Sublessee shall pay to Sublessor fixed monthly rent ("Rent") as provided below.

     (a) Commencing on the Commencement Date and continuing thereafter through October 31, 1997, Sublessee shall pay to Sublessor as monthly Rent for the Premises on the first day of each calendar month, the sum of $4,260.73, which sum includes the

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following monthly charges: $3.363/42 for Base Rent ("Base Rent"),
$120.00 for water/trash services, and $777.31 for Operating Expenses charges applicable to the Premises. The foregoing amount does not include any charges for utilities which Sublessee shall pay directly as provided in Section 9 hereof. If the term of this Sublease commences on a day other than the first day of a calendar month or if the term of this Sublease terminates on a day other than the last day of a calendar month, the Rent for such first or last month of the term of the Sublease, as the case may be, shall be prorated based on the number of days the term of this Lease is in effect during such month.

     (b) In addition, effective as of November 1, 1997, Rent may be increased as provided in Section 5 of the Addendum to the Lease. Charges for water/trash services and Operating Expenses may also increase as provided in Section 5 of the Addendum to Lease. Sublessee shall pay all increases in such charges commencing on November 1, 1997.

     (c) Sublessee shall pay, as additional rent ("Additional Rent") within ten (10) days after demand, all other amounts payable by Sublessor under the Master Lease which are incurred at the request of Sublessee or which are applicable to the Premises. It is the intent of the parties that Sublessee shall pay all costs and expenses relating to the Premises which arise under the Master Lease, whether or not such costs and expenses are specifically referred to herein.

     (d) Rent shall be payable to Sublessor, in advance, in lawful money of the United States, without prior notice, demand, or offset, on or before the first day of each calendar month during the term hereof.

     (e) In the event of any casualty or condemnation affecting the Premises, Rent payable by Sublessee shall be abated hereunder, but only to the extent that Rent under the Master Lease is abated. Sublessee waives any right to terminate the Sublease in connection with such casualty or condemnation except to the extent the Master Lease is also terminated as to the Premises or any portion thereof.

     4. Condition of the Premises/Tenant Improvements. Sublessee has inspected the Premises and agrees to accept the Premises "where is, as is" without any obligation on the part of Sublessor to modify, improve or otherwise prepare the Subleased Premises for Sublessee's occupancy, except as hereinafter provided. Sublessor, at its expense, shall (a) clean carpets, (b) paint walls, and (c) provide such additional maintenance as is mutually agreed upon to deliver Premises in presentable, broom-clean condition.

     5. Use. Sublessee may use the Premises for the manufacture, storage and distribution of golf products.

     6. Master Lease. This Sublease shall be subject and subordinate to all of the terms and provisions of the Master Lease. Except for payments of Rent (which payments shall be made by Sublessor and as otherwise expressly provided herein), Sublessee

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hereby assumes and agrees to perform for Sublessor's benefit, during the term of this Sublease, all of Sublessor's obligations under the Master Lease (hereinafter the "Assumed Obligations").

     7. Incorporation of Master Lease. Except as provided below, all of the terms and provisions of the Master Lease are incorporated into and made a part of this Sublease and the rights and obligations of the parties under the Master Lease are hereby imposed upon the parties hereto with respect to the Premises, the Sublessor being substituted for the "Landlord" in the Master Lease, the Sublessee being substituted for the "Tenant" in the Master Lease, and this Sublease being substituted for the "Lease" in the Master Lease. Notwithstanding the foregoing, the following Paragraphs of the Master Lease are not incorporated herein:
Paragraphs 3, 5, 8.2, 9 (excepting therefrom 9.6 and 9.7), 12.2, 38, and 39 and Addendum. The parties specifically agree that any provisions relating to any construction obligations of "Landlord" under the Master Lease with respect to construction which occurred or was to have occurred prior to the Commencement Date hereof, are hereby deleted.

     Notwithstanding the provisions of the preceding paragraph, for the purposes of incorporating the terms and provisions of the Master Lease into this Sublease, the Master Lease is hereby amended as follows:

     (a) Insurance. With respect to Sublessee's insurance obligations under Paragraphs 8 of the Master Lease, Sublessee's policies of liability insurance shall name Master Lessor and its property manager, as well as Sublessor, as additional insurers.

     (b) Default. The three (3) day cure period provided for rent defaults in Paragraph 13. 1 (b) is reduced to one (1) day and the thirty (30) day cure period provided for defaults other than Rent is reduced from thirty (30) days to twenty (20) days.

     (c) Notices. The addresses specified in Paragraph 23 for receipt of notices to each of the parties are deleted and replaced with the following:

     To Sublessor at:    Odyssey Sports, Inc.
                         1969 Kellogg Avenue
                         Carlsbad, CA 92008
                         Attn: Michael Brower

     To Sublessee at:    McHenry Metals
                         1945 Camino Via Roble
                         Carlsbad, CA
                         Attn: Ted Aroney
                         Vice President of Finance

     (d) Sublessor's Liability. With respect to Paragraph 17, the following language is added at the end of said section:

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     Notwithstanding any other term or provision of this Sublease, the liability of Sublessor for its obligations under this Sublease is limited solely to Sublessor's interest in the Master Lease, and no personal liability shall at any time be asserted or enforceable against any other assets of Sublessor or against Sublessor's stockholders, directors, officers or partners on account of any of Sublessor's obligations or actions under this Sublease.

     8.   Sublessor's Obligations.

     (a) Provided Sublessee is not in default under the terms of this Sublease, Sublessor agrees to make timely payments of the Base Rent and Additional Rent due under the Master Lease to the end that the Master Lease shall not be terminated due to the default of Sublessor.

     (b) To the extent that the provision of any services or the performance of any maintenance or any other act (collectively "Master Lessor Obligations") is the responsibility of Master Lessor, Sublessor, upon Sublessee's request, shall make reasonable efforts to cause Master Lessor to perform such Master Lessor Obligations; provided, however, that in no event shall Sublessor be liable to Sublessee for any liability, loss or damage whatsoever in the event that Master Lessor should fail to perform the same, nor shall Sublessee be entitled to withhold the payment of Base Rent or terminate this Sublease.

     (c) Except as provided in this Paragraph 8, Sublessor shall have no other obligations to Sublessee with respect to the Premises or the performance of the Master Lease Obligations. Sublessee acknowledges that Sublessor is not in a position to furnish the services set forth in the Master Lease, obtain a nondisturbance agreement, or to perform certain other obligations which are not within Sublessor's control, including but not limited to, maintenance, repairs and replacements, compliance with laws, and restoration of the Premises after casualty or condemnation.

     9. Utilities. Sublessee agrees to have all utilities serving the Premises billed directly to Sublessee in Sublessee's name and Sublessee shall pay the cost of any such utilities directly to such utility company or service provider.

     10. Early Termination of Master Lease. If, without the fault of Sublessor or Sublessee, the Master Lease should terminate prior to the expiration of this Sublease, neither party shall have any liability to the other party. To the extent that the Master Lease grants Sublessor any discretionary right to terminate the Master Lease, whether due to casualty, condemnation, or otherwise, Sublessor shall be entitled to exercise or not exercise such right in its complete and absolute discretion.

     11. Consent of Master Lessor. If Sublessee desires to take any action which requires the consent of Master Lessor pursuant to the terms of the Master Lease, including, without limitation, making any alterations or entering into a further sublease or assignment of this Sublease, then, notwithstanding anything to the contrary herein, (a) Sublessor shall have the same rights of

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approval or disapproval as Master Lessor has under the Master
Lease, (b) Sublessee shall not take any such action until it obtains the consent of both Sublessor and Master Lessor, and (c) Sublessee shall request that Sublessor obtain Master Lessor's consent on Sublessee's behalf, unless Sublessor agrees that Sublessee may contact Master Lessor directly with respect to the specific action for which Master Lessor's consent is required.

     12. Surrender of Premises. Upon the termination of the Sublease, Sublessee shall surrender the Premises to Sublessor broom-clean and in the same condition as on the Commencement Date, ordinary wear and tear excepted. In addition, Sublessor may require Sublessee to remove any alterations, additions and improvements (whether or not made with Sublessor's consent) prior to the termination of the Sublease and to restore the Premises to its prior condition, normal wear and tear excepted, repairing all damage caused by or related to any such removal, all at Sublessee's expense.

     13. No Third Party Rights. The benefit of tile provisions of this Sublease is expressly limited to Sublessor and Sublessee and their respective permitted successors and assigns. Under no circumstances will any third party be construed to have any rights as a third party beneficiary with respect to any of said provisions; provided, however, that Master Lessor shall be entitled to the benefit of Sublessee's assumption of Sublessor's obligations, as "Tenant" under the Master Lease, pursuant to Paragraph 6 above.

     14. Time of Essence. It is expressly understood and agreed that time is of the essence with respect to each and every provision of this Sublease.

     15. Attorneys Fees. If any action or proceeding at law or in equity shall be brought to enforce or interpret any of the provisions of this Sublease, the prevailing party shall be entitled to recover from the other party its reasonable attorneys' fees and costs incurred in connection with the prosecution or defense of such action or proceeding.

     16. Approval of Master Lessor. This Sublease shall be conditioned upon, and shall not take effect until, receipt of the written approval of Master Lessor thereto. Upon receipt of such approval, this Sublease shall be effective as of the date first written above.

     IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first written above.

"SUBLESSOR"                        "SUBLESSEE"

ODYSSEY SPORTS, INC.,              McHENRY METALS,
a California corporation           an Illinois corporation

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                    CONSENT OF MASTER LESSOR


     PACIFIC RIDGE COMMERCE CENTRE ASSOCIATES, a "Master Lessor" under the Master Lease identified in that certain Sublease dated as of April 30, 1997 to which this Consent is attached, hereby consents to said Sublease. This Consent shall not be deemed to relieve Sublessor, as Tenant under the Master Lease, from any obligation or liability thereunder, nor shall this Consent be deemed Master Lessor's consent to any further subletting or assignment.

MASTER LESSOR:

PACIFIC RIDGE COMMERCE CENTRE ASSOCIATES


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                      ADDENDUM TO SUBLEASE

     This Addendum is made to that certain Sublease by and between Odyssey Sports, Inc., a California corporation ("Sublessor") and McHenry Metals, Inc., an Illinois corporation ("Sublessee"), dated as of April 30, 1997, (the "Sublease"), and the parties further agree as follows:

     1. At Sublessee's option, Sublessor shall exercise its option to extend the term of the Master Lease in accordance with the terms of the Master Lease and Addendum thereto, subject to the following terms and conditions:

     a. Sublease shall give Sublessor written notice of its request to exercise such option not less than sixty (60) days prior to the expiration of the initial term of the Master Lease;

     b. Sublessee shall not be in default of any of the terms of the Sublease or the obligations of the Master Lease assumed by Sublessee;

     c. Upon exercise of such option by Sublessor, Sublessee shall assume all obligations of Sublessor under the Master Lease;

     d. Sublessee shall pay to Sublessor any security deposit or unused prepaid rent paid to the Master Lessor; and

     e. The Master Lessor shall, upon exercise of such option, consent to assignment of the Master Lease to Sublessee and the full release of Sublessor from all of its obligations thereunder.

     2. Capitalized terms not otherwise defined in this Addendum shall have the meanings defined in the Sublease.

     IN WITNESS WHEREOF this Addendum has been executed as of this 30th day of April, 1997.

SUBLESSOR                          SUBLESSEE
ODYSSEY SPORTS, INC.               McHENRY METALS, INC.